AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GOLD AND MINERALS COMPANY, INC.,

EL CAPITAN PRECIOUS METALS, INC.

LARRY LOZENSKY

AND

EL CAPITAN ACQUISITION COMPANY

FEBRUARY 12, 2008

i

4.7	Subsidiaries	20
4.8	No Brokers or Finders	20
4.9	Tax Matters	20
4.10	Contracts and Commitments	21
4.11	Affiliate Transactions	21
4.12	Compliance with Laws; Permits	21
4.13	Validity of the ECPN Common Stock	21
4.14	Real Property	21
4.15	Insurance	22
4.16	No Undisclosed Liabilities	22
4.17	Environmental Matters	22
4.18	Absence of Certain Developments	23
4.19	Employee Benefit Plans	24
4.20	Employees	24
4.21	Intellectual Property	24
4.22	Tax Free Reorganization	25
4.23	Financial Statements	25
4.24	Full Disclosure	25
ARTICLE V REPRESENTATIONS AND WARRANTIES OF GOLD AND MINERALS, SHAREHOLDER, AND ECPN REGARDING ECL		25
5.1	Relative Responsibility for Representations and Warranties Related to ECL	26
5.2	Organization	26
5.3	No Conflicts	26
5.4	Capitalization	26
5.5	Litigation	26
5.6	Tax Matters	27
5.7	Contracts and Commitments	27
5.8	Affiliate Transactions	27
5.9	Compliance with Laws; Permits	28
5.10	Real Property	28
5.11	No Undisclosed Liabilities	28
5.12	Environmental Matters	28
5.13	Intellectual Property	29
5.14	Full Disclosure	29
ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER		29
6.1	Conduct of Business by ECPN and MergerCo	29
6.2	Conduct of Business by Gold and Minerals	30
ARTICLE VII ADDITIONAL COVENANTS AND AGREEMENTS		30
7.1	Governmental Filings	30
7.2	Expenses	30
7.3	Due Diligence; Access to Information; Confidentiality	30
7.4	Tax Treatment	32
7.5	Press Releases	32
7.6	Preparation of Disclosure Documents	33
7.7	Gold and Minerals Stockholders’ Meeting; Materials to Stockholders	33
7.8	Intentionally Omitted	33
7.9	Intentionally Omitted	33
7.10	Intentionally Omitted	33
7.11	Intentionally Omitted	33
7.12	Appointment of Director to Board of ECPN	33

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7.13	Failure to Fulfill Conditions	34
7.14	Notification of Certain Matters	34
ARTICLE VIII CONDITIONS		34
8.1	Conditions to Obligations of Each Party	34
8.2	Additional Conditions to Obligation of ECPN and MergerCo	35
8.3	Additional Conditions to Obligation of Gold and Minerals	36
ARTICLE IX INDEMNIFICATION		37
9.1	Indemnification by Shareholder	37
9.2	Definition	37
9.3	Third Party Claims	37
9.4	Claims Period	38
9.5	Payment of Indemnification Claim	39
ARTICLE X TERMINATION, AMENDMENT AND WAIVER		39
10.1	Termination	39
ARTICLE XI GENERAL PROVISIONS		39
11.1	Notices	39
11.2	No Survival	41
11.3	Interpretation	41
11.4	Severability	41
11.5	Amendment	41
11.6	Waiver	41
11.7	Miscellaneous	41
11.8	Counterparts	41
11.9	Third Party Beneficiaries	42
11.10	Governing Law	42
11.11	Jurisdiction; Service of Process	42

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of February 12, 2008, by and among Gold and Minerals Company, Inc., a Nevada corporation (“Gold and Minerals”), Larry Lozensky, who is a shareholder of Gold and Minerals (the “Shareholder”), El Capitan Precious Metals, Inc., a Nevada corporation (“ECPN”), and El Capitan Acquisition Company, a Nevada corporation and wholly-owned subsidiary of ECPN (“MergerCo”).

WITNESSETH

WHEREAS, the Boards of Directors of Gold and Minerals, ECPN and MergerCo have determined that it is in the best interests of such corporations and their respective stockholders to consummate the merger of MergerCo with and into Gold and Minerals, with Gold and Minerals as the surviving corporation (the “Merger”);

WHEREAS, ECPN, as the sole stockholder of MergerCo, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by written consent in accordance with the requirements of Chapters 78 and 92A of the Nevada Revised Statutes (the “NRS”) and the Bylaws of MergerCo;

WHEREAS, pursuant to the Merger, among other things, the outstanding shares of capital stock of Gold and Minerals shall be converted into the Merger Consideration (as hereinafter defined) upon the Effective Time (as hereinafter defined); and

WHEREAS, the parties to this Agreement intend to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, and intend that the Merger and the transactions contemplated by this Agreement be undertaken pursuant to that plan. Accordingly, the parties to this Agreement intend that the Merger qualify as a “reorganization,” within the meaning of Section 368(a) of the Code, and that ECPN, MergerCo and Gold and Minerals will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

As used herein, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” has the meaning as defined in Rule 12b-2 promulgated under the Exchange Act, as such regulation is in effect on the date hereof.

“Articles of Merger” shall mean the Articles of Merger in substantially the form attached hereto as Exhibit A.

“Closing” shall have the meaning as set forth in Section 2.2(d).

“Closing Date” shall have the meaning as set forth in Section 2.2(d).

“Code” has the meaning ascribed thereto in the preambles to this Agreement.

“Copyrights” shall mean registered and unregistered copyrights and copyright applications.

“Dissenting Shares” shall have the meaning as set forth in Section 2.7.

“ECL” shall mean El Capitan, Ltd., an Arizona corporation.

“ECL Intellectual Property” shall have the meaning as set forth in Section 5.13.

“ECL Returns” shall have the meaning as set forth in Section 5.6(a).

“ECPN Common Stock” shall mean the common stock, par value $.001 per share, of ECPN.

“ECPN 8-K Reports” shall have the meaning as set forth in Section 4.5.

“ECPN Indemnified Party” shall have the meaning as set forth in Section 9.1.

“ECPN Insiders” shall have the meaning as set forth in Section 4.11.

“ECPN Intellectual Property” shall have the meaning as set forth in Section 4.21.

“ECPN Latest Balance Sheet” shall have the meaning as set forth in Section 4.16.

“ECPN Losses” shall have the meaning as set forth in Section 9.1.

“ECPN Reports” shall have the meaning as set forth in Section 4.5.

“ECPN Returns” shall have the meaning as set forth in Section 4.9(a).

“ECPN 10-KSB Report” shall have the meaning as set forth in Section 4.5.

“Effective Date” shall have the meaning as set forth in Section 2.2(d).

“Effective Time” shall have the meaning as set forth in Section 2.2(d).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law and the rules and regulations promulgated thereunder.

“Escrow Account” shall have the meaning ascribed thereto in Section 2.9.

“Escrow Agreement” shall have the meaning ascribed thereto in Section 2.9.

“Evaluated Material” shall have the meaning ascribed thereto in Section 7.3(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exchange Ratio” shall mean the ratio of each share of ECPN Common Stock to each share of Gold and Minerals Common Stock outstanding immediately prior to the Effective Time that shall result in the issuance of 118,965,000 shares of ECPN Common Stock, in aggregate, to the shareholders of Gold and Minerals as Merger Consideration, subject to the Working Capital Adjustment.

“Fair Market Value” shall have the meaning ascribed thereto in Section 2.9.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

“Gold and Minerals Common Stock” means the common stock, par value $.001, of Gold and Minerals.

“Gold and Minerals Financial Statements” shall have the meaning as set forth in Section 3.12.

“Gold and Minerals Insiders” shall have the meaning as set forth in Section 3.10.

“Gold and Minerals Intellectual Property” shall have the meaning as set forth in Section 3.21.

“Gold and Minerals Latest Balance Sheet” shall have the meaning as set forth in Section 3.16.

“Gold and Minerals Permits” shall have the meaning as set forth in Section 3.11(b).

“Gold and Minerals Plans” shall have the meaning as set forth in Section 3.19(a).

“Gold and Minerals Returns” shall have the meaning as set forth in Section 3.8(a).

“Gold and Minerals Stockholder Meeting” shall have the meaning ascribed thereto in Section 7.7.

“Intellectual Property” means any software together with Patents, Copyrights, Trademarks, and Know-How.

“Know-How” means trade secrets, confidential or proprietary technical information, know-how, designs, processes, research in progress, inventions and invention disclosures (whether patentable or unpatentable).

“Knowledge” means, with respect to an individual, that such individual is actually aware of a particular fact or other matter, with no obligation to conduct any inquiry or other investigation to determine the accuracy of such fact or other matter. A Person other than an individual shall be deemed to have Knowledge of a particular fact or other matter if the officers, directors or other management personnel of such Person had Knowledge of such fact or other matter.

“Material Adverse Effect” shall, with respect to an entity, mean a material adverse effect on the business, operations, results of operations or financial condition of such entity on a consolidated basis.

“Merger” shall have the meaning ascribed thereto in the preambles of this Agreement.

“Merger Consideration” means the shares of ECPN Common Stock issuable in connection with the Merger to the holders of Gold and Minerals Common Stock based on the Exchange Ratio.

“NRS” shall mean the Nevada Revised Statutes.

“Patents” shall mean patents, including any registrations, continuations, continuations in part, renewals, and any applications for any of the foregoing.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental authority or other entity.

“Proxy Statement/Prospectus” shall have the meaning as set forth in Section 3.24.

“Representatives” shall have the meaning as set forth in Section 7.3(a).

“Requisite Gold and Minerals Stockholder Vote” shall have the meaning as set forth in Section 3.2.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Subsidiary” shall, with respect to any Person, mean (i) each corporation in which such Person owns directly or indirectly fifty percent (50%) or more of the voting securities of such corporation and (ii) any other Person in which such Person owns at least a majority voting interest, and shall, in each case, unless otherwise indicated, be deemed to refer to both direct and indirect subsidiaries of such Person; provided, that ECL shall not be considered a Subsidiary of Gold and Minerals and thus shall not be subject to the representations and warranties of Gold and Minerals and Shareholder pursuant to Article III, but instead shall be subject to the representations and warranties of the parties pursuant to Article V.

“Surviving Company” shall have the meaning as set forth in Article II.

“Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, workers’ compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other governmental tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional amounts in respect of the foregoing.

“Transfer Agent” shall mean OTR, Inc., the transfer agent for ECPN and Gold and Minerals.

“Transfer Date” shall have the meaning set forth in the introduction to Article V.

“Trademarks” means registered and unregistered trademarks, service marks, trade names, slogans, logos, designs and general intangibles of the like nature, together with all registrations and applications therefor.

“Working Capital” shall have the meaning as set forth in Section 2.10.

“Working Capital Adjustment” shall have the meaning as set forth in Section 2.10.

ARTICLE II
MERGER

2.1 The Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, at the Effective Time, (i) MergerCo will merge with and into Gold and Minerals, and (ii) Gold and Minerals will become a wholly-owned subsidiary of ECPN. The term “Surviving Company” as used herein shall mean Gold and Minerals, as a wholly-owned subsidiary of ECPN after giving effect to the Merger. The Merger will be effected pursuant to the Articles of Merger in accordance with the provisions of, and with the effect provided in, Section 92A.200 of the NRS.

2.2 Effects of Merger.

(a) From and after the Effective Time and until further amended in accordance with law, (i) the Articles of Incorporation of MergerCo as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Company, and (ii) the Bylaws of MergerCo as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Company.

(b) From and after the Effective Time, (i) all of the rights, privileges, immunities, powers, franchises and authority (both public and private) of Gold and Minerals and MergerCo shall vest in the Surviving Company; (ii) all of the assets and property of Gold and Minerals and MergerCo of every kind, nature and description (real, personal and mixed, and both tangible and intangible) and every interest therein, wheresoever located, including without limitation all debts or other obligations belonging or due to Gold and Minerals or MergerCo (other than any such debts or other obligations between them or as otherwise set forth in this Agreement), all claims and all causes of action, shall be vested absolutely and unconditionally in the Surviving Company; and (iii) all debts and obligations of Gold and Minerals and MergerCo (other than any such debts or other obligations between them), all rights of creditors of Gold and Minerals  or MergerCo and all liens or security interests encumbering any of the property of Gold and Minerals or MergerCo shall be vested in the Surviving Company and shall remain in full force and effect without modification or impairment and shall be enforceable against the Surviving Company and its assets and properties with the same full force and effect as if such debts, obligations, liens or security interests had been originally incurred or created by the Surviving Company in its own name and for its own behalf. Without limiting the generality of the foregoing, Surviving Company specifically assumes all continuing obligations which Gold and Minerals or MergerCo would otherwise have to indemnify its officers and directors, to the fullest extent currently provided in the Surviving Company’s articles of incorporation, bylaws and pursuant to the NRS, with respect to any and all claims arising out of actions taken or omitted by Gold and Minerals’ officers and directors prior to the Effective Date.

(c) ECPN, Gold and Minerals and MergerCo, respectively, shall each use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the NRS at the Effective Time. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either Gold and Minerals or MergerCo, the officers of the Surviving Company are fully authorized in the name of ECPN, Gold and Minerals and MergerCo or otherwise to take, and shall take, all such lawful and necessary action.

(d) Subject to the provisions of Article VIII and Article X hereof, the closing (the “Closing”) of the transactions contemplated hereby shall take place at 3300 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota, or such other time and place as Gold and Minerals and ECPN mutually agree at the earliest practicable time after the satisfaction or waiver of the conditions in Article VIII (the “Closing Date”),  but in no event later than ten (10) business days after all such conditions have been satisfied or waived, or on such other date as may be mutually agreed by the parties hereto. On the Closing Date, or as soon thereafter as practicable, to effect the Merger, the parties hereto will cause the Articles of Merger to be filed with the Nevada Secretary of State in accordance with the NRS. The Merger shall be effective when the Articles of Merger are filed with the Nevada Secretary of State (the “Effective Time”). As used herein, the term “Effective Date” shall mean the date on which the Articles of Merger are filed with the Nevada Secretary of State.

2.3 Effect on Gold and Minerals Capital Stock and MergerCo Capital Stock. To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time:

(a) Subject to the payment of cash in lieu of fractional shares as provided in Section 2.3(b), each share of Gold and Minerals Common Stock issued and outstanding immediately prior to the Effective Time (other than shares extinguished pursuant to this Section 2.3 and Dissenting Shares) shall automatically be converted into and exchangeable for the number of fully paid and nonassessable shares of ECPN Common Stock equal to one (1) multiplied by the Exchange Ratio;

(b) In lieu of fractional shares, each Gold and Minerals shareholder who would otherwise have been entitled to a fraction of a share of ECPN Common Stock pursuant to this Section 2.3 (after aggregating all fractional shares otherwise to be received by such Gold and Minerals shareholder) shall receive, without interest, an amount in cash (rounded to the nearest whole cent) determined by multiplying such fraction by the average closing price of ECPN Common Stock as reported on the Over-The-Counter Bulletin Board (the “OTCBB”) for the thirty trading days prior to, but not including, the Closing Date;

(c) All shares of Gold and Minerals Common Stock held at the Effective Time by Gold and Minerals as treasury stock will be canceled and no payment will be made with respect to those shares;

(d) Each share of Gold and Minerals Common Stock issued and outstanding immediately prior to the Effective Time and owned by MergerCo or ECPN, if any, shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

(e) All shares of common stock, $0.001 par value per share, of MergerCo issued and outstanding immediately prior to the Effective Time will be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Company.

2.4 Rights of Holders of Gold and Minerals Capital Stock. On and after the Effective Date and until surrendered for exchange, each outstanding stock certificate that immediately prior to the Effective Date represented shares of Gold and Minerals Common Stock (except Dissenting Shares and shares cancelled or extinguished pursuant to Section 2.3) shall be deemed for all purposes to evidence ownership of and to represent the number of whole shares of ECPN Common Stock into which such shares of Gold and Minerals Common Stock shall have been converted pursuant to Section 2.3 above. The record holder of each such outstanding certificate representing shares of Gold and Minerals Common Stock, shall, after the Effective Date, be entitled to vote the shares of ECPN Common Stock into which such shares of Gold and Minerals Common Stock shall have been converted on any matters on which the holders of record of ECPN Common Stock, as of any date subsequent to the Effective Date, shall be entitled to vote. In any matters relating to such certificates of Gold and Minerals Common Stock, ECPN may rely conclusively upon the record of stockholders maintained by Gold and Minerals containing the names and addresses of the holders of record of Gold and Minerals Common Stock on the Effective Date.

2.5 Procedure for Exchange of Gold and Minerals Common Stock.

(a) After the Effective Time, holders of certificates theretofore evidencing outstanding shares of Gold and Minerals Common Stock (except Dissenting Shares, shares cancelled or extinguished pursuant to Section 2.3, and shares deposited by the Shareholder into escrow pursuant to Section 2.9), upon surrender of such certificates to the Transfer Agent, shall be entitled to receive (i) certificates representing the number of shares of ECPN Common Stock into which shares of Gold and Minerals Common Stock theretofore represented by the certificates so surrendered are exchangeable as provided in Section 2.3(a) hereof and (ii) a check in the amount of any cash due pursuant to Sections 2.3(b) and 2.6. ECPN shall not be obligated to deliver any such shares of ECPN Common Stock to which any former holder of shares of Gold and Minerals Common Stock is entitled until such holder surrenders the certificate or certificates representing such shares. Until surrendered in accordance with this Section 2.5, each certificate evidencing Gold and Minerals Common Stock shall represent for all purposes only the right to receive Merger Consideration and, if applicable, amounts under Section 2.6. Upon surrender, each certificate evidencing Gold and Minerals Common Stock shall be canceled. If there is a transfer of Gold and Minerals Common Stock ownership which is not registered in the transfer records of Gold and Minerals, a certificate representing the proper number of shares of ECPN Common Stock may be issued to a person other than the person in whose name the certificate so surrendered is registered if: (x) upon presentation to the Transfer Agent or Secretary of ECPN, such certificate shall be properly endorsed or otherwise be in proper form for transfer, including an appropriate signature guarantee, and (y) the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of ECPN Common Stock to a person other than the registered holder of such certificate or establish to the reasonable satisfaction of ECPN that such tax has been paid or is not applicable. If any certificate evidencing Gold and Minerals Common Stock has not been surrendered immediately prior to the date upon which the Merger Consideration in respect of such certificate would irrevocably escheat to or become the property of any governmental entity, any such shares, cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of ECPN, free and clear of all claims or interest of any person previously entitled thereto. None of ECPN, the Surviving Company or the Transfer Agent shall be liable to any person in respect of any shares (or dividends or distributions with respect thereto) or cash payments delivered to a public official pursuant to any escheat, abandoned property or similar applicable law.

(b) All shares of ECPN Common Stock issued upon the surrender for exchange of Gold and Minerals Common Stock in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Gold and Minerals Common Stock.

(c) In the event any certificate for Gold and Minerals Common Stock shall have been lost, stolen or destroyed, ECPN shall issue and pay in exchange for such lost, stolen or destroyed certificate, promptly following its receipt of an affidavit of that fact by the holder thereof, such shares of the ECPN Common Stock as may be required pursuant to this Agreement; provided, however, that ECPN, in its discretion and as a condition precedent to the issuance and payment thereof, may require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against ECPN or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

2.6 Distributions with Respect to Unexchanged Shares. No dividend or other distribution declared with respect to ECPN Common Stock with a record date after the Effective Time shall be paid to holders of unsurrendered certificates evidencing Gold and Minerals Common Stock, including holders of certificates who comply with the provisions of Section 2.5(c) (with regard to lost certificates) until such holders surrender such certificates or submit an affidavit (and a bond, as applicable) in accordance with Section 2.5(c). Upon the surrender of such certificates in accordance with this Section or Section 2.5(c), there shall be paid to such holders, promptly after such surrender or submission, as applicable, the amount of dividends or other distributions, without interest, declared with a record date after the Effective Time occurs and not paid because of the failure to surrender such certificates for exchange.

2.7 Dissenting Shares. Shares of capital stock of Gold and Minerals held by stockholders of Gold and Minerals who have properly exercised and preserved appraisal rights with respect to those shares in accordance with Chapter 92A of the NRS (“Dissenting Shares”) shall not be converted into or represent a right to receive shares of ECPN Common Stock pursuant to Section 2.3 above, but the holders thereof shall be entitled only to such rights as are granted by Chapter 92A of the NRS. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Chapter 92A of the NRS shall receive payment therefor from the Surviving Company in accordance with such laws; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment of such shares under Chapter 92A of the NRS, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been canceled, extinguished and exchanged, as of the Effective Time, into and represent the right to receive from ECPN shares of ECPN Common Stock as provided in Section 2.3 above. Any payments in respect of Dissenting Shares will be deemed made by the Surviving Company. Gold and Minerals shall give ECPN prompt notice of any demand for appraisal received by Gold and Minerals, withdrawals of such demands, and any other instruments served pursuant to Chapter 92A of the NRS and received by Gold and Minerals. Gold and Minerals shall not, without the prior written consent of ECPN, make any payment with respect to any demand for appraisal or offer to settle or settle any such demand.

2.8 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors and officers of the Surviving Company shall be the persons who were directors and officers of MergerCo immediately prior to the Effective Time, respectively. These directors and officers of the Surviving Company shall hold office for the term specified in, and subject to the provisions contained in, the Articles of Incorporation and Bylaws of the Surviving Company and applicable law. If, at or after the Effective Time, a vacancy shall exist on the board of directors or in any of the offices of the Surviving Company, such vacancy shall be filled in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Company.

2.9 Escrow of Shares Issued to Shareholder. A portion of the shares of ECPN Common Stock to be issued to Shareholder in connection with the Merger will be deposited in an escrow account (the “Escrow Account”) with a bank that is mutually agreeable to ECPN and the Shareholder as escrow agent, to be held in accordance with the terms of an escrow agreement among ECPN, the Shareholder and the escrow agent in the form attached hereto as Exhibit B (the “Escrow Agreement”). The shares to be deposited in the Escrow Account will have a closing market price on the trading day immediately prior to the Effective Time (“Fair Market Value”) equal to $1,000,000, reduced by the amount of the positive Working Capital up to $1,000,000, as described in Section 2.10.

2.10 Working Capital Adjustment. Gold and Minerals shall provide ECPN with a current balance sheet as of the end of the last business day before the anticipated Effective Time, which shall be certified by an officer of Gold and Minerals and acceptable to ECPN. Such balance sheet will include a calculation of the working capital (current assets less current liabilities) of Gold and Minerals (“Working Capital”) as of such date. If the Working Capital is positive but is less than or equal to $1,000,000, then the Merger Consideration will not be adjusted, but instead the positive Working Capital will constitute a non-refundable reserve under the Escrow Agreement. If the Working Capital is positive and in excess of $1,000,000, the aggregate Merger Consideration shall be increased by the number of shares of ECPN Common Stock having a Fair Market Value equal to such excess of $1,000,000. If the Working Capital is negative, the aggregate Merger Consideration shall be decreased by the number of shares of ECPN Common Stock having a Fair Market Value equal to such deficit.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF GOLD AND MINERALS
AND SHAREHOLDER

Gold and Minerals and Shareholder, jointly and severally, hereby represent and warrant to ECPN and MergerCo as follows; provided, that with respect to this Article III, the Shareholder’s representations and warranties are each limited to his Knowledge:

3.1 Organization and Qualification. Each of Gold and Minerals and its Subsidiaries (as identified in Section 3.7 hereof) is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing in the state in which it is incorporated, and has the requisite corporate power to carry on its business as now conducted. The copies of the Articles of Incorporation and Bylaws of Gold and Minerals and each of its Subsidiaries, all of which have been made available to ECPN prior to the date of this Agreement, are correct and complete copies of such documents as in effect as of the date hereof, and shall be in effect on the Effective Date. Gold and Minerals is, and on the Effective Date will be, licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Gold and Minerals or the Surviving Company.

3.2 Authority Relative to this Agreement; Non-Contravention. The execution and delivery of this Agreement by Gold and Minerals and the consummation by Gold and Minerals of the transactions contemplated hereby have been duly authorized by the Board of Directors of Gold and Minerals. Except for approval of this Agreement and the Merger by the affirmative vote of a majority of votes that holders of the outstanding shares of Gold and Minerals Common Stock are entitled to cast (the “Requisite Gold and Minerals Stockholder Vote”), which will be obtained prior to Closing, no other corporate proceedings on the part of Gold and Minerals are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Gold and Minerals and, assuming it is a valid and binding obligation of ECPN and MergerCo, constitutes a valid and binding obligation of Gold and Minerals enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Except for (x) approvals under applicable Blue Sky laws and filing of Form D with the Securities and Exchange Commission, and (y) the filing of the Articles of Merger with the Secretary of State of Nevada, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Gold and Minerals for the consummation by Gold and Minerals of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Gold and Minerals or the Surviving Company or adversely affect the consummation of the transactions contemplated hereby.

3.3 No Conflicts. Neither Gold and Minerals nor any of its Subsidiaries is subject to, or obligated under, any provision of (a) its Articles of Incorporation or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect on Gold and Minerals or the Surviving Company.

3.4 Capitalization.

(a) The authorized, issued and outstanding shares of capital stock of Gold and Minerals and each of its Subsidiaries as of the date hereof are correctly set forth on Schedule 3.4(a). The issued and outstanding shares of capital stock of Gold and Minerals and each of its Subsidiaries are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights and, to Gold and Minerals’ Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. Other than as described on Schedule 3.4(a), Gold and Minerals and each of its Subsidiaries have no other equity securities or securities containing any equity features authorized, issued or outstanding. Except as set forth in Schedule 3.4(a) hereto, there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by Gold and Minerals or any of its Subsidiaries, and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Gold and Minerals or any of its Subsidiaries any shares of capital stock or other securities of any kind of Gold and Minerals or any of its Subsidiaries, and there will not be any such agreements prior to or on the Effective Date. There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require Gold and Minerals or any of its Subsidiaries to repurchase or otherwise acquire any shares of capital stock of Gold and Minerals or any of its Subsidiaries.

(b) Schedule 3.4(b) contains a list of the names of the owners of record as of the date of this Agreement of all issued and outstanding shares of the capital stock of each of the Subsidiaries of Gold and Minerals and the number of shares its Subsidiaries each of them holds.

(c) Neither Gold and Minerals nor any of its Subsidiaries owns, or is party to any contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other Person. Except as contemplated by this Agreement, neither Gold and Minerals nor any of its Subsidiaries is a party to, and, to Gold and Minerals’ Knowledge, there do not exist, any voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of Gold and Minerals.

3.5 Litigation. There are no material actions, suits, proceedings, orders or investigations pending or, to the Knowledge of Gold and Minerals, threatened against Gold and Minerals, its Subsidiaries, or any of their respective officers, directors, employees or Affiliates, individually or in the aggregate, at law or in equity, or before or by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the Knowledge of Gold and Minerals, there is no reasonable basis for any proceeding, claim, action or governmental investigation directly or indirectly involving Gold and Minerals or any of its Subsidiaries or any of their respective officers, directors, employees or affiliates, individually or in the aggregate. Neither Gold and Minerals nor any of its Subsidiaries is a party to any order, judgment or decree issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.

3.6 No Brokers or Finders. None of Gold and Minerals, any of its Subsidiaries or their respective officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing similar function, or incurred any liability, for brokerage commissions, finders’ fees, investment advisory fees or similar compensation, in connection with the transactions contemplated by this Agreement.

3.7 Subsidiaries. Except as identified on Schedule 3.7, Gold and Minerals does not have, and on the Effective Date will not have, any subsidiaries, or any direct or indirect interest in any other business entity. Each of the entities identified on Schedule 3.7 shall be referred to as a “Subsidiary,” and all of such entities collectively as the “Subsidiaries.”

3.8 Tax Matters.

(a) (i) Except as set forth on Schedule 3.8, Gold and Minerals and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“Gold and Minerals Returns”), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) all such Gold and Minerals Returns are complete and accurate in all material respects; (iii) Gold and Minerals and each of its Subsidiaries has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it or any Subsidiary; (iv) Gold and Minerals has established on the Gold and Minerals Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet paid; and (v) Gold and Minerals and each of its Subsidiaries has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).

(b) To Gold and Minerals’ Knowledge, there are no liens for Taxes upon any assets of Gold and Minerals or any of its Subsidiaries, except liens for Taxes not yet due.

(c) No deficiency for any Taxes has been asserted, assessed or, to Gold and Minerals’ Knowledge, proposed against Gold and Minerals or any of its Subsidiaries that has not been resolved and paid in full or is not being contested in good faith. No waiver, extension or comparable consent given by Gold and Minerals or any of its Subsidiaries regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Gold and Minerals Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to Gold and Minerals or any of its Subsidiaries by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of Gold and Minerals, is any such Tax audit or other proceeding threatened with regard to any Taxes or Gold and Minerals Returns. Neither Gold and Minerals nor any of its Subsidiaries expects the assessment of any additional Taxes of Gold and Minerals or any of its Subsidiaries for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of Gold and Minerals or any of its Subsidiaries which would exceed the estimated reserves established on its books and records.

(d) Neither Gold and Minerals nor any of its Subsidiaries is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by Gold and Minerals not to be deductible (in whole or in part) under Section 280G of the Code nor is a party to any gain recognition agreements under Section 367 of the Code and the regulations promulgated thereunder. Neither Gold and Minerals nor any of its subsidiaries is liable for Taxes of any other Person, and is not currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by Gold and Minerals or any of its Subsidiaries with respect to Taxes. Schedule 3.8 contains a list of all jurisdictions in which Gold and Minerals and each its Subsidiaries are required to file any Gold and Minerals Return and no claim has ever been made by a taxing authority in a jurisdiction where Gold and Minerals or any of its Subsidiaries does not currently file Gold and Minerals Returns that Gold and Minerals or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of Gold and Minerals or any of its Subsidiaries.

(e) Neither Gold and Minerals nor any of its Subsidiaries has been either a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(f) Except as set forth on Schedule 3.8, neither Gold and Minerals nor any of its Subsidiaries has requested any extension of time within which to file any Gold and Minerals Return, which return has not since been filed.

3.9 Contracts and Commitments.

(a) Schedule 3.9 hereto lists all of the agreements and provides copies of such agreements, whether oral or written, to which Gold and Minerals or any of its Subsidiaries is a party, which are currently in effect, and which relate to the operation of Gold and Minerals’ or any of its Subsidiaries’ businesses, except agreements that involve annual payments of less than $10,000 to and from Gold and Minerals and involve capital expenditures of less than $10,000 by Gold and Minerals.

(b) Gold and Minerals and each of its Subsidiaries has performed all obligations required to be performed by such party in connection with the contracts, understandings, arrangements or commitments required to be disclosed in Schedule 3.9 hereto and is not in receipt of any claim of default under any contract, understanding, arrangement or commitment required to be disclosed under such caption. Gold and Minerals has no Knowledge of any breach or anticipated breach by any other party to any contract, understanding, arrangement or commitment required to be disclosed under such caption.

3.10 Affiliate Transactions. Except as set forth in Schedule 3.10 hereto, and other than pursuant to this Agreement, no officer, director or employee of Gold and Minerals or any of its Subsidiaries, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange, the Nasdaq Capital Market or on an over-the-counter market and less than one percent (1%) of the stock of which is beneficially owned by any of such persons) (collectively “Gold and Minerals Insiders”), has any agreement with Gold and Minerals or any of its Subsidiaries (other than normal employment arrangements set forth on Schedule 3.9) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Gold and Minerals and each of its Subsidiaries (other than ownership of capital stock of Gold and Minerals or any such Subsidiary). Except as set forth on Schedule 3.10, neither Gold and Minerals nor any of its Subsidiaries is indebted to any Gold and Minerals Insider (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses) and no Gold and Minerals Insider is indebted to Gold and Minerals or any of its Subsidiaries (except for cash advances for ordinary business expenses). None of the Gold and Minerals Insiders has any direct or indirect interest in any competitor, supplier or customer of Gold and Minerals or any of its Subsidiaries or in any person, firm or entity from whom or to whom Gold and Minerals or any of its Subsidiaries leases any property, or in any other person, firm or entity with whom Gold and Minerals or any of its Subsidiaries transacts business of any nature.

3.11 Compliance with Laws; Permits.

(a) Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on Gold and Minerals or the Surviving Company, Gold and Minerals and its Subsidiaries and their respective officers, directors, agents and employees have complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against Gold and Minerals or any of its Subsidiaries, and Gold and Minerals and its Subsidiaries have not received any notice alleging a violation of any such laws, regulations or other requirements. Neither Gold and Minerals nor any of its Subsidiaries is relying on any exemption from or deferral of any such applicable law, regulation or other requirement that would not be available to ECPN after it acquires Gold and Minerals’ properties, assets and business.

(b) Gold and Minerals and each of its Subsidiaries has, in full force and effect, all licenses, permits and certificates, from federal, state, local and foreign authorities (including without limitation federal and state agencies regulating occupational health and safety) necessary to conduct its business and operate its properties (collectively, the “Gold and Minerals’ Permits”). A true, correct and complete list of all the Gold and Minerals’ Permits is set forth in Schedule 3.11 hereto. Gold and Minerals and each of its Subsidiaries has conducted its business in compliance with all material terms and conditions of the Gold and Minerals’ Permits, except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on Gold and Minerals or the Surviving Company.

3.12 Financial Statements. Gold and Minerals has made available to ECPN audited balance sheets of Gold and Minerals as of December 31, 2007 and 2006, and the related audited statements of income, changes in stockholders’ equity, and cash flows of Gold and Minerals for the years then ended (the “Gold and Minerals Financial Statements”). The Gold and Minerals Financial Statements have been audited by Malone & Bailey PC and are accompanied by their audit report and the Gold and Minerals Financial Statements were prepared in accordance with GAAP consistently applied with past practice (except in each case as described in the notes thereto) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of Gold and Minerals and its Subsidiaries on a consolidated basis as of the dates of and for the periods referred to in the Gold and Minerals Financial Statements.

3.13 Books and Records. The books of account, minute books, stock record books, and other records of Gold and Minerals and each of its Subsidiaries, complete copies of which have been made available to ECPN, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Gold and Minerals or the Surviving Company. At the Closing, all of Gold and Minerals’ and its Subsidiaries’ records will be in the possession of Gold and Minerals.

3.14 Real Property. Except as set forth on Schedule 3.14, neither Gold and Minerals nor any of its Subsidiaries owns any real property. Schedule 3.14 contains an accurate list of all leaseholds and other interests of Gold and Minerals in any real property. Gold and Minerals and each of its Subsidiaries has good and valid title to those leaseholds and other interests free and clear of all liens and encumbrances, and the real property to which those leasehold and other interests pertain constitutes the only real property used in Gold and Minerals’ or its Subsidiaries’ businesses.

3.15 Insurance. The insurance policies owned and maintained by Gold and Minerals and its Subsidiaries that are material to Gold and Minerals and its Subsidiaries are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that Gold and Minerals or its Subsidiaries are not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and neither Gold and Minerals nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

3.16 No Undisclosed Liabilities. Except as reflected in the unaudited balance sheet of Gold and Minerals at December 31, 2007 (the “Gold and Minerals Latest Balance Sheet”), neither Gold and Minerals nor any of its Subsidiaries has liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) except (i) liabilities which have arisen after the date of Gold and Minerals’ Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability), or (ii) liabilities under this Agreement.

3.17 Environmental Matters.

(a) Except as would not be expected to have a Material Adverse Effect, neither Gold and Minerals nor any of its Subsidiaries has violated, is in violation of, or has been notified that it is in violation of any Environmental Law (as defined below), and, except in full compliance with Environmental Laws, neither Gold and Minerals nor any of its Subsidiaries (nor, to the Knowledge of Gold and Minerals, any predecessor in interest in connection with the business of Gold and Minerals or its Subsidiaries) has generated, used, handled, transported or stored any Hazardous Materials (as defined below) or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility. There has been no generation, use, handling, storage or disposal of any Hazardous Materials in violation of any Environmental Law at any site owned or operated by, or premises leased by, Gold and Minerals or its Subsidiaries (or, to the Knowledge of Gold and Minerals, any predecessor in interest in connection with the business of Gold and Minerals or its Subsidiaries) during the period of Gold and Minerals’ or its Subsidiaries’ (or predecessor in interest’s) ownership, operation or lease or, to the Knowledge of Gold and Minerals, prior thereto, except as would not reasonably be expected to have a Material Adverse Effect, nor has there been or is there threatened any Release (as defined below) of any Hazardous Materials into, on, at, under or from any such site or premises during such period or, to Gold and Minerals’ Knowledge, prior thereto, in violation of any Environmental Law or which created or would, if discovered, create an obligation to report or respond in any way to such Release or would reasonably be expected to have a Material Adverse Effect.

(b) Neither Gold and Minerals nor any of its Subsidiaries has received notification in any form that, and Gold and Minerals has no Knowledge that, any site currently or formerly owned or operated by, or premises currently or formerly leased by, Gold and Minerals or its Subsidiaries (or, to the Knowledge of Gold and Minerals, predecessor in interest in connection with the business of Gold and Minerals or its Subsidiaries) that is the subject of any Federal, state or local civil, criminal or administrative investigation evaluating whether, or alleging that, any action is necessary to respond to a Release or a threatened Release of any Hazardous Material. No such site or premises is listed, or to the Knowledge of Gold and Minerals, proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both as maintained under the Federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), or on any comparable state or local governmental lists. Neither Gold and Minerals nor any of its Subsidiaries has received written notification of, and to the Knowledge of Gold and Minerals there is not, any potential responsibility or liability of Gold and Minerals or any of its Subsidiaries pursuant to the provisions of (i) CERCLA, (ii) any similar Federal, state, local, foreign or other Environmental Law, or (iii) any order issued pursuant to the provisions of any such Environmental Law.

(c) Gold and Minerals and its Subsidiaries have obtained all Permits required by Environmental Law necessary to enable them to conduct their respective businesses (except where failure to obtain such Permits would not reasonably be expected to have a Material Adverse Effect) and are in compliance in all material respects with such Permits. All such Permits are in full force and effect and there are no pending (and, to the Knowledge of Gold and Minerals, no threatened) proceedings that seek the revocation, cancellation, suspension or any adverse modification of any such Permits.

(d) There is no environmental or health and safety matter that reasonably would be expected to have a Material Adverse Effect. Gold and Minerals previously has furnished or made available to ECPN true and complete copies of any and all environmental audits or risk assessments, site assessments, documentation regarding shipment of Hazardous Materials, Permits required under Environmental Laws, planning and reporting documents created under Environmental Laws, and all other material correspondence, documents or communications in Gold and Minerals’ possession relating to compliance with Environmental Laws, management of Hazardous Materials, or the environmental condition of properties presently or formerly owned, operated, or leased in connection with the business of Gold and Minerals or any of its Subsidiaries (or any predecessor in interest in connection with the business of Gold and Minerals or any of its Subsidiaries).

(e) For purposes of this Agreement:

(i) “Environmental Laws” means any Federal, state, local or foreign Laws (including common Law), regulations, codes, rules, orders, ordinances, Permits, requirements and final governmental determinations, in each case as amended and in effect in the jurisdiction in which the applicable site or premises are located, pertaining to the protection of human health, safety or the environment;

(ii) “Hazardous Materials” means (A) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “chemical substances,” “toxic substances,” “toxic pollutants,” “pollutants,” “contaminants,” “pesticides,” or “oil” or related materials as defined in any applicable Environmental Law, or (B) any petroleum or petroleum products, oil, natural or synthetic gas, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, urea formaldehyde foam insulation, radon and any other substance defined or designated as hazardous, toxic or harmful to human health, safety or the environment under any Environmental Law; and

(iii) “Release” has the meaning specified in CERCLA.

3.18 Absence of Certain Developments. Except as set forth on Schedule 3.18 or as disclosed in the Gold and Minerals Financial Statements or as otherwise contemplated by this Agreement, since the date of the Gold and Minerals Latest Balance Sheet, Gold and Minerals and each of its Subsidiaries has conducted its business only in the ordinary course consistent with past practice and there has not occurred or been entered into, as the case may be: (a) any event having a Material Adverse Effect on Gold and Minerals or the Surviving Company, (b) any event that could reasonably be expected to prevent or materially delay the performance of Gold and Minerals’ or its Subsidiaries’ obligations pursuant to this Agreement, (c) any material change by Gold and Minerals or any of its Subsidiaries in its accounting methods, principles or practices, (d) any amendment to the Articles of Incorporation or Bylaws of Gold and Minerals or any of its Subsidiaries, (e) other than in the ordinary course of business consistent with past practice, any (i) capital expenditures by Gold and Minerals or any of its Subsidiaries, (ii) purchase, sale, assignment or transfer of any material assets by Gold and Minerals or any of its Subsidiaries, (iii) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible of Gold and Minerals or any of its Subsidiaries, except for liens for taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on Gold and Minerals or the Surviving Company, or (iv) cancellation, compromise, release or waiver by Gold and Minerals or any of its Subsidiaries of any rights of material value or any material debts or claims, (f) any incurrence by Gold and Minerals or any of its Subsidiaries of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (g) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Gold and Minerals or any of its Subsidiaries, (h) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which Gold and Minerals or any of its Subsidiaries is a party or by which it is bound, (i) entry by Gold and Minerals or any of its Subsidiaries into any loan or other transaction with any officers, directors or employees of Gold and Minerals or any of its Subsidiaries, (j) entry by Gold and Minerals or any of its Subsidiaries into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (k) any negotiation or agreement by the Gold and Minerals or any of its Subsidiaries to do any of the things described in the preceding clauses (a) through (j).

3.19 Employee Benefit Plans.

(a) Schedule 3.19(a) lists all (i) “employee benefit plans,” within the meaning of Section 3(3) of ERISA, of Gold and Minerals and each of its Subsidiaries, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of Gold and Minerals or any of its Subsidiaries, in the case of a plan described in (i) or (ii) above, that is currently maintained by Gold and Minerals or any of its Subsidiaries or with respect to which Gold and Minerals or any of its Subsidiaries has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect (the “Gold and Minerals Plans”). Gold and Minerals has heretofore made available to ECPN true and complete copies of the Gold and Minerals Plans and any amendments thereto, any related trust, insurance contract, summary plan description, and, to the extent required under ERISA or the Code, the most recent annual report on Form 5500 and summaries of material modifications.

(b) No Gold and Minerals Plan is (i) a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, (ii) a “multiple employer plan” within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code, or (iii) is subject to Title IV of ERISA or Section 412 of the Code.

(c) There is no proceeding pending or, to Gold and Minerals’ Knowledge, threatened against the assets of any Gold and Minerals Plan or, with respect to any Gold and Minerals Plan, against Gold and Minerals or any of its Subsidiaries other than proceedings that would not reasonably be expected to result in a material liability, and to Gold and Minerals’ Knowledge there is no proceeding pending or threatened in writing against any fiduciary of any Gold and Minerals Plan other than proceedings that would not reasonably be expected to result in a material liability.

(d) Each of the Gold and Minerals Plans has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

(e) Each of the Gold and Minerals Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination, notification, or opinion letter from the IRS.

(f) Except as set forth in Schedule 3.19(f), no director, officer, or employee of Gold and Minerals or any of its Subsidiaries will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any Gold and Minerals Plan solely as a result of consummation of the transactions contemplated by this Agreement. No director of officer or control person of ECPN prior to the Effective Time has or shall have any liability, cost or expense (including reasonable attorneys fees and expenses) relating to any aspect of the Gold and Minerals Plans. Such individuals and entities shall be able to rely on the representation and warranty in the foregoing sentence as a third party beneficiary hereof.

3.20 Employees. Except as otherwise set forth in Schedule 3.20, or as contemplated by this Agreement, to the Knowledge of Gold and Minerals, (a) neither any executive employee of Gold and Minerals or any of its Subsidiaries, nor any group of Gold and Minerals’ nor any of its Subsidiaries’ employees has any plans to terminate his, her or its employment; (b) neither Gold and Minerals nor any of its Subsidiaries has material labor relations problem pending and its labor relations are satisfactory; (c) there are no workers’ compensation claims pending against Gold and Minerals or any of its Subsidiaries, nor is Gold and Minerals or any of its Subsidiaries aware of any facts that would give rise to such a claim; (d) to the Knowledge of Gold and Minerals, no employee of Gold and Minerals or any of its Subsidiaries is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of Gold and Minerals or any of its Subsidiaries; (e) no employee or former employee of Gold and Minerals or any of its Subsidiaries has any claim with respect to any intellectual property rights of Gold and Minerals or any of its Subsidiaries set forth in Schedule 3.21 hereto; and (f) there is no reasonable basis for any of the events described in the preceding clauses (a) thru (e).

3.21 Intellectual Property.

(a) Except as set forth on Schedule 3.21, Gold and Minerals does not own or license the right to use any (i) Patents, (ii) Copyrights, (iii) Trademarks, (iv) Know-How, or (v) software (collectively, the “Gold and Minerals Intellectual Property”).

(b) To Gold and Minerals Knowledge, Gold and Minerals is not infringing upon the proprietary rights of any Person. There are no claims pending or, to Gold and Minerals’ Knowledge, threatened alleging that Gold and Minerals is currently infringing upon or using in an unauthorized manner or violating the proprietary rights of any Person.

(c) Gold and Minerals is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other Contract relating to Intellectual Property that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Gold and Minerals.

3.22 Tax-Free Reorganization. Neither Gold and Minerals nor, to Gold and Minerals’ Knowledge, any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

3.23 Vote Required. The Requisite Gold and Minerals Stockholder Vote is the only vote of the holders of any class or series of Gold and Minerals capital stock necessary to approve the Merger.

3.24 Proxy Statement and Registration Statement. None of the information supplied or to be supplied by Gold and Minerals for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC in connection with the issuance of shares of ECPN Common Stock in the Merger (the “Registration Statement”) will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Gold and Minerals for inclusion or incorporation by reference in the proxy statement/prospectus included in the Registration Statement (the “Proxy Statement/Prospectus”), on the date it is first mailed to holders of Gold and Minerals Common Stock, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.25 Full Disclosure. The representations and warranties of Gold and Minerals contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which Gold and Minerals has Knowledge that has not been disclosed to ECPN pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on Gold and Minerals or the Surviving Company or materially adversely affect the ability of Gold and Minerals to consummate in a timely manner the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ECPN AND MERGERCO

ECPN and MergerCo hereby represent and warrant to Gold and Minerals as follows:

4.1 Organization and Qualification. ECPN and MergerCo are, and on the Effective Date will be, corporations duly organized, validly existing and in good standing under the laws of the State of Nevada and each has, and on the Effective Date will have, the requisite corporate power to carry on their respective businesses as now conducted. The copies of the Articles or Certificate of Incorporation and Bylaws of ECPN and MergerCo that have been made available to Gold and Minerals on or prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date hereof, and shall be in effect on the Effective Date. ECPN and MergerCo are, and on the Effective Date each will be, licensed or qualified to do business in every jurisdiction which the nature of their respective businesses or their respective ownership of properties require each to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on ECPN or MergerCo, respectively.

4.2 Authority Relative to this Agreement; Non-Contravention. Each of ECPN and MergerCo has the requisite corporate power and authority to enter into this Agreement, and to carry out its obligations hereunder. The execution and delivery of this Agreement by ECPN and MergerCo, and the consummation by ECPN and MergerCo of the transactions contemplated hereby have been duly authorized by the Boards of Directors of ECPN and MergerCo. Except for the approval of ECPN (as sole shareholder of MergerCo), no further corporate proceedings on the part of ECPN or MergerCo are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or will otherwise be sought by ECPN. This Agreement has been duly executed and delivered by ECPN and MergerCo and, assuming it is a valid and binding obligation of Gold and Minerals, constitutes a valid and binding obligation of ECPN and MergerCo enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Except for (x) approvals under applicable Blue Sky laws and the filing of Form D with the Securities and Exchange Commission and (y) the filing of the Articles of Merger with the Nevada Secretary of State, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of ECPN or MergerCo for the consummation by ECPN or MergerCo of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on ECPN or MergerCo, or adversely affect the consummation of the transactions contemplated hereby.

4.3 No Conflicts. Neither ECPN nor MergerCo are subject to, or obligated under, any provision of (a) their respective Articles or Certificate of Incorporation or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit, nor (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of their respective assets would be created, by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on ECPN or MergerCo.

4.4 Capitalization.

(a) As of the date hereof, ECPN is, and on the Effective Date will be, authorized to issue 300,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share, of which 80,711,397 shares of common stock, and no shares of preferred stock are currently issued and outstanding. The issued and outstanding shares of capital stock of ECPN are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights and, to ECPN’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. Other than as described on Schedule 4.4(a), on the date of execution of this Agreement, ECPN has no other equity securities or securities containing any equity features authorized, issued or outstanding. Except as set forth in Schedule 4.4(a) hereto, on the date of execution of this Agreement, there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by ECPN and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from ECPN any shares of capital stock or other securities of ECPN.

(b) ECPN is not a party to, and, to ECPN’s Knowledge, there do not exist, any voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of ECPN.

(c) The authorized capital of MergerCo consists of 1,000 shares of common stock, par value $.001 per share, all of which are, and on the Effective Date will be, issued and outstanding and held of record by ECPN. The issued and outstanding shares of capital stock of MergerCo are, and on the Effective Date will be, duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights, and, to ECPN’s Knowledge, free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance or charge of any kind. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from MergerCo any shares of capital stock or other securities of MergerCo of any kind, and there will not be any such agreements prior to or on the Effective Date. There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require MergerCo to repurchase or otherwise acquire any shares of its capital stock.

4.5 Exchange Act Reports. Prior to the date of this Agreement, ECPN has made available to Gold and Minerals complete and accurate copies of (a) ECPN’s Annual Report on Form 10-KSB for the year ended September 30, 2007 (the “ECPN 10-KSB Report”) and (b) all current reports on Form 8-K filed with the SEC since September 30, 2007 (the “ECPN 8-K Reports,” and together with the ECPN 10-KSB Reports, the “ECPN Reports”). As of their respective dates or as subsequently amended prior to the date hereof, each of the ECPN Reports (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable rules and regulations of the SEC. The financial statements (including footnotes thereto) included in or incorporated by reference into the ECPN Reports were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present, in all material respects, the financial condition of ECPN as of the dates thereof and results of operations for the periods referred to therein.

4.6 Litigation. There are no material actions, suits, proceedings, orders or investigations pending or, to the Knowledge of ECPN, threatened against ECPN, MergerCo or any of their respective officers, directors, employees or Affiliates, individually or in the aggregate, at law or in equity, or before or by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the Knowledge of ECPN, there is no reasonable basis for any proceeding, claim, action or governmental investigation directly or indirectly involving ECPN or any of its officers, directors, employees or affiliates, individually or in the aggregate, or against MergerCo. Neither ECPN nor MergerCo is a party to any order, judgment or decree issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.

4.7 Subsidiaries. Except as identified on Schedule 4.7, ECPN does not have, and on the Effective Date will not have, any subsidiaries, or any direct or indirect interest in any other business entity.

4.8 No Brokers or Finders. None of ECPN or any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing a similar function, or incurred any liability for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement.

4.9 Tax Matters.

(a) (i) ECPN has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“ECPN Returns”), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) all such ECPN Returns are complete and accurate in all material respects; (iii) ECPN has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) ECPN has established on the ECPN Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet paid; (v) ECPN has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).

(b) To ECPN’s Knowledge, there are no liens for Taxes upon any assets of ECPN, except liens for Taxes not yet due.

(c) No deficiency for any Taxes has been asserted, assessed or, to ECPN’s Knowledge, proposed against ECPN that has not been resolved and paid in full or is not being contested in good faith. No waiver, extension or comparable consent given by ECPN regarding the application of the statute of limitations with respect to any Taxes or Returns is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or ECPN Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to ECPN by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of ECPN, is any such Tax audit or other proceeding threatened with regard to any Taxes or ECPN Returns. ECPN does not expect the assessment of any additional Taxes of ECPN for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of ECPN which would exceed the estimated reserves established on its books and records.

(d) ECPN is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by ECPN not to be deductible (in whole or in part) under Section 280G of the Code. ECPN is not liable for Taxes of any other Person, and is not currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by ECPN with respect to Taxes. Schedule 4.9 contains a list of all jurisdictions in which ECPN is required to file any ECPN Return and no claim has ever been made by a taxing authority in a jurisdiction where ECPN does not currently file ECPN Returns that ECPN is or may be subject to taxation by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of ECPN.

(e) ECPN has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(f) ECPN has not requested any extension of time within which to file any ECPN Return, which return has not since been filed.

4.10 Contracts and Commitments. Other than as referenced in its SEC Filings, ECPN is not a party to any material contract, agreement, arrangement or other understanding, whether written or oral, which are currently in effect, and which relate to ECPN or its business.

4.11 Affiliate Transactions. Except as reported in the ECPN SEC Filings and other than pursuant to this Agreement, no officer, director or employee of ECPN, or any member of the immediate family of any such officer, director or employee, or any entity in which any of such persons owns any beneficial interest (other than any publicly-held corporation whose stock is traded on a national securities exchange, the Nasdaq Capital Market, or in an over-the-counter market and less than one percent of the stock of which is beneficially owned by any of such persons) (collectively “ECPN Insiders”), has any agreement with ECPN or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of ECPN (other than ownership of capital stock of ECPN Subsidiaries). ECPN is not indebted to any ECPN Insider (except for reimbursement of ordinary business expenses) and no ECPN Insider is indebted to ECPN (except for cash advances for ordinary business expenses). No ECPN Insider has any direct or indirect interest in any competitor, supplier or customer of ECPN or in any person, firm or entity from whom or to whom ECPN leases any property, or in any other person, firm or entity with whom ECPN transacts business of any nature.

4.12 Compliance with Laws; Permits.

(a) Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on ECPN, ECPN and its officers, directors, agents and employees have complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no claims have been filed against ECPN, and ECPN has not received any notice, alleging a violation of any such laws, regulations or other requirements.

(b) ECPN has no licenses, permits and certificates from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety), and none are necessary and material to its operations and business.

4.13 Validity of the ECPN Common Stock. The shares of ECPN Common Stock to be issued to holders of Gold and Minerals Common Stock pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

4.14 Real Property. Except as set forth on Schedule 4.14, ECPN does not own any real property. Schedule 4.14 contains an accurate list of all leaseholds and other interests of ECPN. ECPN has good and valid title to those leaseholds and other interests free and clear of all liens and encumbrances, and the real property to which those leasehold and other interests pertain constitutes the only real property used in ECPN’s business.

4.15 Insurance. The insurance policies owned and maintained by ECPN that are material to ECPN are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that ECPN is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and ECPN has received no notice of cancellation or termination with respect to any such policy that has not been replaced, or will be replaced, on substantially similar terms prior to the date of such cancellation.

4.16 No Undisclosed Liabilities. Except as reflected in the consolidated balance sheet of ECPN at September 30, 2007 included in the ECPN 10-KSB Report (the “ECPN Latest Balance Sheet”), ECPN has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) except liabilities which have arisen after the date of the ECPN Latest Balance Sheet in the ordinary course of business (none of which is a material uninsured liability).

4.17 Environmental Matters.

(a) Except as would not be expected to have a Material Adverse Effect, neither ECPN nor any of its Subsidiaries (including MergerCo) have violated, is in violation of, or has been notified that it is in violation of any Environmental Law (as defined in Section 3.17), and except in full compliance with Environmental Laws, neither ECPN nor any of its Subsidiaries (nor, to the Knowledge of ECPN, any predecessor in interest in connection with the business of ECPN or its Subsidiaries) has generated, used, handled, transported or stored any Hazardous Materials (as defined in Section 3.17) or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility. There has been no generation, use, handling, storage or disposal of any Hazardous Materials in violation of any Environmental Law at any site owned or operated by, or premises leased by, ECPN or its Subsidiaries (or, to the Knowledge of ECPN, any predecessor in interest in connection with the business of ECPN or its Subsidiaries) during the period of ECPN’s or such Subsidiary’s (or predecessor in interest’s) ownership, operation or lease or, to the Knowledge of ECPN, prior thereto, except as would not reasonably be expected to have a Material Adverse Effect, nor has there been or is there threatened any Release (as defined in Section 3.17) of any Hazardous Materials into, on, at, under or from any such site or premises during such period or, to ECPN’s Knowledge, prior thereto, in violation of any Environmental Law or which created or would, if discovered, create an obligation to report or respond in any way to such Release or would reasonably be expected to have a Material Adverse Effect.

(b) Neither ECPN nor any of its Subsidiaries has received notification in any form that, and ECPN has no Knowledge that, any site currently or formerly owned or operated by, or premises currently or formerly leased by, ECPN or its Subsidiaries (or, to the Knowledge of ECPN, ECL or any predecessor in interest in connection with the business of ECPN or its Subsidiaries) that is the subject of any Federal, state or local civil, criminal or administrative investigation evaluating whether, or alleging that, any action is necessary to respond to a Release or a threatened Release of any Hazardous Material. No such site or premises is listed, or to the Knowledge of ECPN, proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both as maintained under CERCLA or on any comparable state or local governmental lists. Neither ECPN nor any of its Subsidiaries have received written notification of, and to the Knowledge of ECPN there is not, any potential responsibility or liability of ECPN or any of its Subsidiaries pursuant to the provisions of (i) CERCLA, (ii) any similar Federal, state, local, foreign or other Environmental Law, or (iii) any order issued pursuant to the provisions of any such Environmental Law.

(c) ECPN and its Subsidiaries have obtained all Permits required by Environmental Law necessary to enable them to conduct their respective businesses (except where failure to obtain such Permits would not reasonably be expected to have a Material Adverse Effect) and are in compliance in all material respects with such Permits. All such Permits are in full force and effect and there are no pending (and, to the Knowledge of ECPN, no threatened) proceedings that seek the revocation, cancellation, suspension or any adverse modification of any such Permits.

(d) There is no environmental or health and safety matter that reasonably would be expected to have a Material Adverse Effect. ECPN previously has furnished or made available to Gold and Minerals true and complete copies of any and all environmental audits or risk assessments, site assessments, documentation regarding shipment of Hazardous Materials, Permits required under Environmental Laws, planning and reporting documents created under Environmental Laws, and all other material correspondence, documents or communications in ECPN’s possession relating to compliance with Environmental Laws, management of Hazardous Materials, or the environmental condition of properties presently or formerly owned, operated, or leased in connection with the business of ECPN or any of its Subsidiaries (or, to ECPN’s Knowledge, ECL or any predecessor in interest in connection with the business of ECPN or any of its Subsidiaries).

4.18 Absence of Certain Developments. Except as disclosed in the ECPN SEC Filings or as otherwise contemplated by this Agreement, since September 30, 2007, ECPN has conducted its businesses only in the ordinary course consistent with past practice and there has not occurred or been entered into, as the case may be: (a) any event having a Material Adverse Effect on ECPN, (b) any event that would reasonably be expected to prevent or materially delay the performance of ECPN’s obligations pursuant to this Agreement, (c) any material change by ECPN in its accounting methods, principles or practices, (d) any amendment to the Articles of Incorporation or Bylaws of ECPN, (e) other than in the ordinary course of business consistent with past practice, any (i) capital expenditures by ECPN, (ii) purchase, sale, assignment or transfer of any material assets by ECPN, (iii) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible of ECPN, except for liens for taxes not yet due and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Material Adverse Effect on ECPN, as the case may be, or (iv) cancellation, compromise, release or waiver by ECPN of any rights of material value or any material debts or claims, (f) any incurrence by ECPN of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (g) damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of ECPN, (h) entry by ECPN into any agreement, contract, lease or license other than in the ordinary course of business consistent with past practice, (i) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license to which ECPN is a party or by which ECPN is bound, (j) entry by ECPN into any loan or other transaction with any officers, directors or employees of ECPN, (k) any charitable or other capital contribution by ECPN or pledge therefore, (l) entry by ECPN into any transaction of a material nature other than in the ordinary course of business consistent with past practice, or (m) any negotiation or agreement by ECPN to do any of the things described in the preceding clauses (a) through (l).

4.19 Employee Benefit Plans.

(a) Schedule 4.19(a) lists all (i) “employee benefit plans,” within the meaning of Section 3(3) of ERISA, of ECPN, (ii) bonus, stock option, stock purchase, stock appreciation right, incentive, deferred compensation, supplemental retirement, severance, and fringe benefit plans, programs, policies or arrangements, and (iii) employment or consulting agreements, for the benefit of, or relating to, any current or former employee (or any beneficiary thereof) of ECPN, in the case of a plan described in (i) or (ii) above, that is currently maintained by ECPN or with respect to which ECPN has an obligation to contribute, and in the case of an agreement described in (iii) above, that is currently in effect (the “ECPN Plans”). ECPN has heretofore made available to Gold and Minerals true and complete copies of the ECPN Plans and any amendments thereto, any related trust, insurance contract, summary plan description, and, to the extent required under ERISA or the Code, the most recent annual report on Form 5500 and summaries of material modifications.

(b) No ECPN Plan is (1) a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, (2) a “multiple employer plan” within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code, or (3) is subject to Title IV of ERISA or Section 412 of the Code.

(c) There is no proceeding pending or, to ECPN’s Knowledge, threatened against the assets of any ECPN Plan or, with respect to any ECPN Plan, against ECPN other than proceedings that would not reasonably be expected to result in a material liability, and to ECPN’s Knowledge there is no proceeding pending or threatened in writing against any fiduciary of any ECPN Plan other than proceedings that would not reasonably be expected to result in a material liability.

(d) Each ECPN Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, ERISA and the Code.

(e) Each ECPN Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination, notification, or opinion letter from the IRS.

(f) Except as set forth in Schedule 3.19(f), no director, officer, or employee of ECPN or any of its Subsidiaries will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) under any ECPN Plan solely as a result of consummation of the transactions contemplated by this Agreement. No director of officer or control person of Gold and Minerals prior to the Effective Time has or shall have any liability, cost or expense (including reasonable attorneys fees and expenses) relating to any aspect of the ECPN Plans. Such individuals and entities shall be able to rely on the representation and warranty in the foregoing sentence as a third party beneficiary hereof.

4.20 Employees. Except as otherwise set forth in Schedule 4.20, or as contemplated by this Agreement, to the Knowledge of ECPN, (a) neither any executive employee of ECPN, nor any group of ECPN’s employees has any plans to terminate his, her or its employment; (b) ECPN does not have any material labor relations problem pending and its labor relations are satisfactory; (c) there are no workers’ compensation claims pending against ECPN, nor is ECPN aware of any facts that would give rise to such a claim; (d) to the Knowledge of ECPN, no employee of ECPN is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of ECPN; (e) no employee or former employee of ECPN has any claim with respect to any intellectual property rights of ECPN; and (f) there is no reasonable basis for any of the events described in the preceding clauses (a) thru (e).

4.21 Intellectual Property.

(a) ECPN does not own or license the right to use any (i) Patents, (ii) Copyrights, (iii) Trademarks, (iv) Know-How, or (v) software (collectively, the “ECPN Intellectual Property”).

(b) To ECPN’s Knowledge, ECPN is not infringing upon the proprietary rights of any Person. There are no claims pending or, to ECPN’s Knowledge, threatened alleging that ECPN is currently infringing upon or using in an unauthorized manner or violating the proprietary rights of any Person.

(c) ECPN is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other Contract relating to Intellectual Property that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on ECPN.

4.22 Tax Free Reorganization. Neither ECPN nor, to ECPN’s Knowledge, any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

4.23 Financial Statements. The financial statements of ECPN included in the ECPN SEC Filings have been prepared in accordance with GAAP consistently applied with past practice (except in each case as described in the notes thereto) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of ECPN as of the dates of and for the periods referred to in such financial statements.

4.24 Full Disclosure. The representations and warranties of ECPN and MergerCo contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which ECPN or MergerCo has Knowledge that has not been disclosed to Gold and Minerals pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a Material Adverse Effect on ECPN or MergerCo, or materially adversely affect the ability of ECPN or MergerCo to consummate in a timely manner the transactions contemplated hereby.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF GOLD AND MINERALS, SHAREHOLDER, AND ECPN REGARDING ECL

Notwithstanding any other provision in this Agreement to the contrary, and in recognition of the relative control and access to information of Gold and Minerals, Shareholder and ECPN, the parties hereby represent and warrant to each other as set forth in this Article V regarding ECL. The parties acknowledge and agree that, (i) on October 18, 2002, ECPN received 40% of the equity of ECL, although the shares of capital stock of ECL were not issued to ECPN until March 20, 2003, (ii) prior to October 1, 2004 (the “Transfer Date”), Gold and Minerals and Shareholder should be responsible for the representations and warranties relating to ECL prior to the Transfer Date, (iii) on and after the Transfer Date, ECPN has been primarily responsible for the business operations of ECL related to the El Capitan mine, an asset of ECL, and should be primarily responsible for the representations and warranties relating to ECL’s El Capitan mine claims on or after the Transfer Date, and (iv) notwithstanding the foregoing, on and after the Transfer Date, ECPN has not been responsible for the corporate organization, taxation and other aspects of ECL unrelated to the business and mining operations of the El Capitan mine, and Gold and Minerals and Shareholder should be responsible for such matters.

5.1 Relative Responsibility for Representations and Warranties Related to ECL.

(a) Before the Transfer Date. For all representations and warranties in this Article V, to the extent that they relate to conditions or activities regarding ECL prior to the Transfer Date, such representations and warranties shall be considered to be made by Gold and Minerals and Shareholder.

(b) Certain Corporate Matters. For all representations and warranties in this Article V, to the extent that they relate to the corporate organization or taxation of ECL or other matters that do not relate to the business and mining operations of ECL, whether such matters were in effect before or after the Transfer Date, such representations and warranties shall be considered to be made by Gold and Minerals and Shareholder.

(c) Business and Mining Operations On or After the Transfer Date. For all representations and warranties in this Article V, to the extent that they relate to the management of the El Capital deposit, an asset of ECL, on or after the Transfer Date, such representations and warranties shall be considered to be made by ECPN.

(d) Knowledge of Other Parties. If and to the extent that, (i) under the principles set forth in paragraph 5.1(a), (b) or (c) above, a party is not considered to make a representation in this Article V, and (ii) that party has Knowledge that such representation is materially inaccurate or omits to state a fact that would make it not misleading, then that party shall be considered to have made such representation to the extent of that party’s Knowledge.

5.2 Organization. ECL is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and has, and on the Effective Date will have, the requisite corporate power to carry on its businesses as now conducted.

5.3 No Conflicts. ECL is not subject to, or obligated under, any provision of (a) its Articles or Certificate of Incorporation or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit, nor (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of their respective assets would be created, by the execution, delivery or performance of this Agreement by Gold and Minerals, Shareholder, or ECPN, or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Gold and Minerals, ECPN or MergerCo.

5.4 Capitalization. ECL, as of the date hereof, is and, on the Effective Date, will be authorized to issue 1,000,000 shares of common stock, par value $.001 per share, of which 10,000 shares of common stock are currently issued and outstanding, of which 4,000 are held by ECPN and 6,000 are held by Gold and Minerals, and no shares of preferred stock are issued or outstanding. On the date of execution of this Agreement, ECL has no other equity securities or securities containing any equity features authorized, issued or outstanding. On the date of execution of this Agreement, there are no agreements or other rights or arrangements existing which provide for the sale or issuance of capital stock by ECL and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from ECL any shares of capital stock or other securities of ECL.

5.5 Litigation. There are no material actions, suits, proceedings, orders or investigations pending or threatened against ECL or its respective officers, directors, employees or Affiliates, individually or in the aggregate, at law or in equity, or before or by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no reasonable basis for any proceeding, claim, action or governmental investigation directly or indirectly involving ECL or any of its officers, directors, employees or affiliates, individually or in the aggregate. ECL is not a party to any order, judgment or decree issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.

5.6 Tax Matters.

(a) ECL (i) has timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“ECL Returns”), required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any taxing authority having jurisdiction; (ii) all such ECL Returns are complete and accurate in all material respects; (iii) ECL has timely and properly paid (or has had paid on its behalf) all Taxes required to be paid by it; (iv) ECL has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).

(b) There are no liens for Taxes upon any assets of ECL, except liens for Taxes not yet due.

(c) No deficiency for any Taxes has been asserted, assessed or proposed against ECL that has not been resolved and paid in full or is not being contested in good faith. No waiver, extension or comparable consent regarding the application of the statute of limitations with respect to any Taxes or Returns arising from operations of ECL are outstanding, nor is any request for any such waiver or consent pending.

(d) ECL is not a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by ECL not to be deductible (in whole or in part) under Section 280G of the Code. ECL is not liable for Taxes of any other Person, and is not currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by ECL with respect to Taxes. Schedule 5.6 contains a list of all jurisdictions in which ECL is required to file any ECL Return and no claim has ever been made by a taxing authority in a jurisdiction where ECL does not currently file ECL Returns that ECL is or may be subject to taxation by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of ECL.

(e) ECL has been neither a “distributing corporation” nor a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(f) ECL has not requested any extension of time within which to file any ECL Return, which return has not since been filed.

5.7 Contracts and Commitments. ECL is not a party to any material contract, agreement, arrangement or other understanding, whether written or oral, which are currently in effect, and which relate to ECL or its business.

5.8 Affiliate Transactions. Except as pursuant to this Agreement, no Gold and Minerals Insider, Shareholder, nor ECPN Insider, or any member of the immediate family of any Insider, or any entity in which any of such persons owns any beneficial interest currently has any agreement with ECL or any current interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of ECL. ECL is not indebted to any Gold and Minerals Insider, Shareholder, or ECPN Insider (except for reimbursement of ordinary business expenses) and no Gold and Minerals Insider, Shareholder, or ECPN Insider is indebted to ECL (except for cash advances for ordinary business expenses). No Gold and Minerals Insider, Shareholder, or ECPN Insider has any direct or indirect interest in any competitor, supplier or customer of ECL or in any person, firm or entity from whom or to whom ECL leases any property, or in any other person, firm or entity with whom ECL transacts business of any nature.

5.9 Compliance with Laws; Permits.

(a) Except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect on ECL, ECL and its officers, directors, agents and employees have complied with all applicable laws, regulations and other requirements, including, but not limited to, federal, state, local and foreign laws, ordinances, rules, regulations and other requirements pertaining to equal employment opportunity, employee retirement, affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment and building and zoning codes, and no pending claims have been filed against ECL, and ECL has not received any notice, alleging a pending or ongoing violation of any such laws, regulations or other requirements.

(b) ECL has no licenses, permits and certificates from federal, state, local and foreign authorities (including, without limitation, federal and state agencies regulating occupational health and safety), and none are necessary and material to its operations and business.

5.10 Real Property. Except as set forth in Schedule 5.10, ECL does not own any real property. Schedule 5.10 contains an accurate list of all title, leaseholds and other interests of ECL. ECL has good and valid title to that real property and those leaseholds and other interests free and clear of all liens and encumbrances, and the real property to which those leasehold and other interests pertain constitutes the only real property used in ECL’s business.

5.11 No Undisclosed Liabilities. ECL has no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) which arose before the Transfer Date.

5.12 Environmental Matters.

(a) Except as would not be expected to have a Material Adverse Effect, ECL has not violated, is in violation of, or has been notified that it is in violation of any Environmental Law (as defined in Section 3.17) and, except in full compliance with Environmental Laws, ECL has not generated, used, handled, transported or stored any Hazardous Materials (as defined in Section 3.17) or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility. There has been no generation, use, handling, storage or disposal of any Hazardous Materials in violation of any Environmental Law at any site owned or operated by, or premises leased by, ECL.

(b) ECL has not received notification in any form that ECL is the subject of any Federal, state or local civil, criminal or administrative investigation evaluating whether, or alleging that, any action is necessary to respond to a Release or a threatened Release of any Hazardous Material. No such site or premises is listed, or to the Knowledge of Gold and Minerals, proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both as maintained under CERCLA or on any comparable state or local governmental lists. ECL has not received written notification of nor is there any potential responsibility or liability of ECL pursuant to the provisions of (i) CERCLA, (ii) any similar Federal, state, local, foreign or other Environmental Law, or (iii) any order issued pursuant to the provisions of any such Environmental Law.

(c) ECL obtained all Permits required by Environmental Law necessary to enable it to conduct its businesses (except where failure to obtain such Permits would not reasonably be expected to have a Material Adverse Effect) and are in compliance in all material respects with such Permits. All such Permits are in full force and effect and there are no pending (and, to the Knowledge of Gold and Minerals and Shareholder, no threatened) proceedings that seek the revocation, cancellation, suspension or any adverse modification of any such Permits.

(d) There is no environmental or health and safety matter that reasonably would be expected to have a Material Adverse Effect. Gold and Minerals previously has furnished or made available to ECPN true and complete copies of any and all environmental audits or risk assessments, site assessments, documentation regarding shipment of Hazardous Materials, Permits required under Environmental Laws, planning and reporting documents created under Environmental Laws, and all other material correspondence, documents or communications in Gold and Mineral’s possession relating to compliance with Environmental Laws, management of Hazardous Materials, or the environmental condition of properties presently or formerly owned, operated, or leased in connection with the business of ECL or any predecessor in interest in connection with the business of ECL.

5.13 Intellectual Property.

(a) ECL does not own or license the right to use any (i) Patents, (ii) Copyrights, (iii) Trademarks, (iv) Know-How, or (v) software (collectively, the “ECL Intellectual Property”).

(b) ECL did not infringe and it not infringing upon the proprietary rights of any Person. There are no claims pending or, to the Knowledge of Gold and Minerals and Shareholder, threatened alleging that ECL is currently infringing upon or using in an unauthorized manner or violating the proprietary rights of any Person.

5.14 Full Disclosure. The representations and warranties contained in this Article V are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact that has not been disclosed to the other parties pursuant to this Article V which has had or could reasonably be expected to have a Material Adverse Effect on ECL or ECPN, or materially adversely affect the ability of ECPN or MergerCo to consummate in a timely manner the transactions contemplated hereby.

ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER

6.1 Conduct of Business by ECPN and MergerCo. From the date of this Agreement to the Effective Date, unless Gold and Minerals shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 6.1, neither ECPN nor MergerCo shall, directly or indirectly, (a) amend its Articles of Incorporation or Bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of ECPN, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of ECPN, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of ECPN’s entry into this Agreement for which consents, waivers or modifications are required to be obtained, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and ECPN’s past custom and practice, (f) issue or sell any additional shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof or (h) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return.

6.2 Conduct of Business by Gold and Minerals. From the date of this Agreement to the Effective Date, unless ECPN shall otherwise agree in writing or except as set forth in Schedule 6.2 or otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section 6.2, Gold and Minerals shall not, directly or indirectly, (a) amend its Articles of Incorporation or Bylaws, (b) split, combine or reclassify any outstanding shares of capital stock of Gold and Minerals, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the capital stock of Gold and Minerals, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of Gold and Minerals’ entry into this Agreement for which consents, waivers or modifications are required to be obtained, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and Gold and Minerals’ past custom and practice, (f) issue or sell any additional shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, (h) make or change any material tax elections, settle or compromise any material tax liability or file any amended tax return or (i) sell or transfer, mortgage, pledge, lease, license or otherwise encumber any of its assets or those of its Subsidiaries other than in the ordinary course of business, in accordance with past practices, and in a manner not exceeding in the aggregate of $10,000. Notwithstanding the foregoing, Gold and Minerals may sell shares of ECPN Common Stock held by it.

ARTICLE VII
ADDITIONAL COVENANTS AND AGREEMENTS

7.1 Governmental Filings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Each party will use all reasonable efforts and will cooperate with the other party in the preparation and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws, including, but not limited to, the Exchange Act, to consummate the transactions contemplated by this Agreement. Prior to submitting each filing, application, registration statement or other document with the applicable regulatory authority, each party will, to the extent practicable, provide the other party with an opportunity to review and comment on each such application, registration statement or other document to the extent permitted by applicable law. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings.

7.2 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

7.3 Due Diligence; Access to Information; Confidentiality.

(a) Between the date hereof and the Closing Date, Gold and Minerals and ECPN shall afford to the other party and their authorized representatives the opportunity to conduct and complete a due diligence investigation of the other party as described herein. In light of the foregoing, each party shall permit the other party full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to the other party and its officers, employees, attorneys, accountants and other representatives (hereinafter collectively referred to as “Representatives”), all books, papers, and records relating to the assets, stock, properties, operations, obligations and liabilities of such party and its subsidiaries, including, without limitation, all books of account (including, without limitation, the general ledger), tax records, minute books of directors’ and stockholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files (including, without limitation, legal research memoranda), attorney’s audit response letters, documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), plans affecting employees, securities transfer records and stockholder lists, and any books, papers and records (collectively referred to herein as “Evaluation Material”) relating to other assets or business activities in which such party may have a reasonable interest, and otherwise provide such assistance as is reasonably requested in order that each party may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the other party; provided, however, that the foregoing rights granted to each party shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of the respective party set forth herein. In addition, each party and its Representatives shall cooperate fully (including providing introductions, where necessary) with such other party to enable the party to contact third parties, including customers, prospective customers, specified agencies or others as the party deems reasonably necessary to complete its due diligence; provided that such party agrees not to initiate such contacts without the prior approval of the other party, which approval will not be unreasonably withheld.

(b) Gold and Minerals and ECPN agree that each such party will not use the Evaluation Material for any purpose other than in connection with the Merger and the transactions contemplated hereunder. Each agrees not to disclose or allow disclosure to others of any Evaluation Material, except to such party’s Affiliates or Representatives, in each case, to the extent necessary to permit such Affiliate or Representative to assist such party in connection with the Merger and the transactions contemplated hereunder. Each agrees that it will, within ten (10) days of the other party’s request, re-deliver to such party all copies of that party’s Evaluation Material in its possession or that of its Affiliates or Representatives if the Merger does not close as contemplated herein.

(c) In the event any party or anyone to whom Evaluation Material has been transmitted in accordance with the terms herein is requested in connection with any proceeding to disclose any Evaluation Material, or a party has determined that it is required under applicable law or regulation to disclose Evaluation Material, such party will give the other party prompt notice of such request or determination so that the other party may seek an appropriate protective order or other remedy or waive compliance with this Agreement, and such party will cooperate with the other party to obtain such protective order. In the event such protective order is not obtained, the other party waives compliance with the relevant provisions of this Section 7.3, such party (or such person to whom such request is directed) will furnish only that portion of the Evaluation Material which is required to be disclosed. The parties acknowledge that, upon execution and delivery, this Agreement (but not the exhibits and schedules thereto) will be filed by ECPN with the Securities and Exchange Commission under cover of Form 8-K.

(d) Notwithstanding any of the foregoing, if prior to Closing, for any reason, the transactions contemplated by this Agreement are not consummated, neither ECPN nor Gold and Minerals nor any of their Representatives shall disclose to third parties or otherwise use any Evaluation Material or other confidential information received from the other party in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement; provided, however, that nothing shall be deemed to be confidential information which:

(i)	is or becomes generally available to the public other than as a result of a disclosure by such party, its affiliates or Representatives;

(ii)	was available to such party on a non-confidential basis prior to its disclosure;

(iii)	becomes available to such party on a non-confidential basis from a source other than the other party or its agents, advisors or Representatives;

(iv)	developed by such party independently of any disclosure by the other party; or

(v)	is disclosed in compliance with Section 7.3(c).

Nothing in this Section 7.3 shall prohibit the disclosure of information required to be made under federal or state securities laws. If any disclosure is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

(e) ECPN and Gold and Minerals each agree that money damages would not be sufficient to remedy any breach by the other party of this Section 7.3, and that, in addition to all other remedies, each party against which a breach of this Section 7.3 has been committed shall be entitled to specific performance and injunctive or other equitable relief as a remedy of such breach.

7.4 Tax Treatment. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation § 1.368-2(g) and 1.368-3(a).

7.5 Press Releases. Gold and Minerals and ECPN shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

7.6 Preparation of Disclosure Documents.

(a) As soon as practical following the date of this Agreement, Gold and Minerals and ECPN shall prepare the Proxy Statement/Prospectus. Gold and Minerals shall, in cooperation with ECPN, file the Proxy Statement/Prospectus with the SEC as its preliminary proxy statement and ECPN shall, in cooperation with Gold and Minerals, prepare and file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included. Each of Gold and Minerals and ECPN shall use reasonable commercial efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of Gold and Minerals and ECPN shall use reasonable commercial efforts to mail the Proxy Statement/Prospectus to its shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Proxy Statement/Prospectus shall have been so mailed, promptly circulate supplemental or amended proxy material, and, if required in connection therewith, resolicit proxies. ECPN shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of ECPN Common Stock in the Merger and Gold and Minerals shall furnish all information concerning Gold and Minerals and the holders of the Gold and Minerals Common Stock as may be reasonably requested in connection with any such action.

(b) Except as required by applicable law, no amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement shall be made by ECPN or Gold and Minerals without the approval of the other party (which shall not be unreasonably withheld or delayed). Each party shall advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the ECPN Common Stock issuable in connection with the merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

7.7 Gold and Minerals Stockholders’ Meeting; Materials to Stockholders.

(a) Gold and Minerals shall, in accordance with Section 92A.120 of the NRS and its Articles of Incorporation and by-laws, duly call, give notice of, convene and hold a special meeting of Gold and Minerals Stockholders (the “Gold and Minerals Stockholder Meeting”) as promptly as practicable after the date on which the Registration Statement is declared effective for the purpose of considering and taking action upon this Agreement and the Merger.

(b) Gold and Minerals shall as promptly as practicable following the date of this Agreement prepare and mail to Gold and Minerals stockholders all information as may required to comply with the NRS, the Securities Act and the Exchange Act.

7.8 Intentionally Omitted.

7.9 Intentionally Omitted.

7.10 Intentionally Omitted.

7.11 Intentionally Omitted.

7.12 Appointment of Director to Board of ECPN. At the Effective Time, the ECPN Board of Directors shall appoint one additional director to ECPN’s Board of Directors, to hold office for the term specified in, and subject to the provisions contained in, ECPN’s Articles of Incorporation, Bylaws and applicable law. The director shall be nominated by the Board of Gold and Minerals at least 10 days before the anticipated Effective Date to represent the stockholders of Gold and Minerals and such nominee shall be subject to the approval of the ECPN Board of Directors. In the event that ECPN Board of Directors does not approve the nominee, the ECPN Board of Directors shall provide notice within one day of the disapproval and the Board of Gold and Minerals shall provide another nominee within 2 days. In the event that ECPN Board of Directors does not approve the second nominee, the ECPN Board shall provide notice within one day of the disapproval to the Board of Directors of Gold and Minerals and nomination process shall continue subject to this Section 7.12 until a nominee is approved by the ECPN Board of Directors.

7.13 Failure to Fulfill Conditions. In the event that either of the parties hereto determines that a condition to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party.

7.14 Notification of Certain Matters. On or prior to the Effective Date, each party shall give prompt notice to the other party of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof in any material respect or, in the case of any representation or warranty given as of a specific date, would be likely to cause any such representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date, and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

ARTICLE VIII
CONDITIONS

8.1 Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby are subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

(a) No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would prohibit or make illegal the consummation of the transactions contemplated hereby.

(b) Stockholder Approvals. This Agreement and the Merger shall have been approved by the Requisite Gold and Minerals Stockholder Vote.

(c) Registration Statement. The Registration Statement shall have been declared effective; no stop order suspending the effectiveness of the Registration Statement shall have been issued, and not withdrawn, by the SEC and no proceedings for that purpose shall be underway at the SEC; and no similar proceeding in respect of the Proxy Statement shall be underway at the SEC or, to the Knowledge of ECPN or Gold and Minerals, threatened by the SEC.

(d) Adverse Proceedings. There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by ECPN or MergerCo of all or a material portion of the business or assets of Gold and Minerals, or to compel ECPN or MergerCo or Gold and Minerals to dispose of or to hold separately all or a material portion of the business or assets of ECPN or MergerCo or of Gold and Minerals, as a result of the transactions contemplated hereby; (iii) seeking to invalidate or render unenforceable any material provision of this Agreement or any of the other agreements attached as exhibits hereto or contemplated hereby, or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby.

(e) Governmental Action. There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby, by any federal, state or other court, government or governmental authority or agency, that would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 8.1(d).

8.2 Additional Conditions to Obligation of ECPN and MergerCo. The obligation of ECPN and MergerCo to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

(a) Representations and Compliance. The representations of Gold and Minerals contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Closing Date, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification), except for representations and warranties made as of a specific date, which shall be accurate as of such date. Gold and Minerals shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

(b) Officers’ Certificate. Gold and Minerals shall have furnished to ECPN and MergerCo a certificate of the Chief Executive Officer and the Treasurer of Gold and Minerals, dated as of the Closing Date, in which such officers shall certify that, to their best Knowledge, the conditions set forth in Section 8.2(a) have been fulfilled.

(c) Secretary’s Certificate. Gold and Minerals shall have furnished to ECPN (i) copies of the text of the resolutions by which the corporate action on the part of Gold and Minerals necessary to approve this Agreement, the Articles of Merger and the transactions contemplated hereby and thereby were taken, (ii) a certificate dated as of the Closing Date executed on behalf of Gold and Minerals by its corporate secretary or one of its assistant corporate secretaries certifying to ECPN that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (iii) an incumbency certificate dated as of the Closing Date executed on behalf of Gold and Minerals by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of Gold and Minerals executing this Agreement, the Articles of Merger or any other agreement, certificate or other instrument executed pursuant hereto by Gold and Minerals, (iv) a copy of the Articles of Incorporation of Gold and Minerals, certified by the Secretary of State of Nevada, and a certificate from the Secretary of State of Nevada evidencing the good standing of Gold and Minerals in such jurisdiction as of a day within three business days prior to the Closing Date.

(d) Consents and Approvals. Gold and Minerals shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement, in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of Gold and Minerals’ assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting Gold and Minerals or any license, franchise or permit of or affecting Gold and Minerals.

(e) Delivery of Gold and Minerals Financial Statements. Gold and Minerals shall have completed and delivered to ECPN the Gold and Minerals Financial Statements. Additionally, Gold and Minerals shall deliver to ECPN auditor consents for inclusion of the Gold and Minerals Financial Statements into the applicable filings of ECPN with the Securities and Exchange Commission. If the Closing Date is on or after May 15, 2008, Gold and Minerals shall have delivered to ECPN reviewed financial statements for the three-month periods ended March 31, 2008 and 2007.

(f) SEC Filings. Gold and Minerals shall have completed all such filings with the Securities and Exchange Commission for all current or historical periods not previously made and required in the judgment of ECPN.

(g) Material Changes. Gold and Minerals shall not have had any material changes to its Business or its warranties and representations within this Agreement since the date of the Gold and Minerals Interim Statements.

(h) Dissenters’ Rights. Holders of no more than one tenth of one percent (0.1%) of the outstanding shares of Gold and Minerals capital stock shall have validly exercised, or remained entitled to exercise, their appraisal rights under Chapter 92A of the NRS.

(i) Escrow Agreement. The Shareholder and the Escrow Agent shall have executed the Escrow Agreement, under which the Shareholder shall have agreed to deposit into escrow certain shares of ECPN common stock to be received in the Merger to the extent required in Section 2.9.

(j) Merger Certificate. Gold and Minerals shall have executed and delivered to ECPN a copy of the Articles of Merger.

8.3 Additional Conditions to Obligation of Gold and Minerals. The obligation of Gold and Minerals to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver of the following conditions:

(a) Representations and Compliance. The representations of ECPN and MergerCo contained in this Agreement were accurate as of the date of this Agreement and are accurate as of the Closing Date, in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification), except for representations and warranties made as of a specific date, which shall be accurate as of such date. ECPN and MergerCo, respectively, shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by them hereunder at or prior to the Closing Date.

(b) Officers’ Certificate. ECPN and MergerCo shall have furnished to Gold and Minerals certificates of their respective Chief Executive Officers and Chief Financial Officers, dated as of the Closing Date, in which such officers shall certify that, to their best Knowledge, the conditions set forth in Section 8.3(a) have been fulfilled.

(c) Secretary’s Certificate. ECPN and MergerCo shall have furnished to Gold and Minerals (i) copies of the text of the resolutions by which the corporate action on the part of ECPN and MergerCo is necessary to approve this Agreement and the Articles of Merger, the election of the directors of ECPN to serve following the Closing Date and the transactions contemplated hereby and thereby were taken, which shall be accompanied by a certificate of the corporate secretary or assistant corporation secretary of ECPN dated as of the Closing Date certifying to Gold and Minerals that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (ii) an incumbency certificate dated as of the Closing Date executed on behalf of ECPN and Merger by their respective corporate secretary or one of their assistant corporate secretaries certifying the signature and office of each officer of ECPN and MergerCo executing this Agreement, the Articles of Merger or any other agreement, certificate or other instrument executed pursuant hereto, and (iii) a copy of the Articles of Incorporation of ECPN and MergerCo, certified by the Secretary of State of Nevada, and certificates from the Secretary of State of Nevada evidencing the good standing of ECPN and MergerCo in such jurisdiction as of a day within three business days prior to the Closing Date.

(d) Consents and Approvals. ECPN and MergerCo shall have obtained all consents and approvals necessary to consummate the transactions contemplated by this Agreement in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration of, or creation of any encumbrance on any of ECPN’s or MergerCo’s assets pursuant to the provisions of, any agreement, arrangement or undertaking of or affecting ECPN or any license, franchise or permit of or affecting ECPN.

(e) Fairness Opinion. Gold and Minerals shall have received the opinion of a qualified investment banking firm dated the date of the approval of this Agreement by the board of directors of Gold and Minerals to the effect that the Exchange Ratio is fair to Gold and Minerals’ stockholders from a financial point of view, and has provided a copy of such opinion to ECPN.

(f) Material Changes. ECPN shall not have had any material changes to its Business or its warranties and representations within this Agreement since the date of the ECPN Interim Statements.

(g) Merger Certificate. ECPN shall have executed and delivered to Gold and Minerals a copy of the Articles of Merger.

ARTICLE IX
INDEMNIFICATION

9.1 Indemnification by Shareholder. Shareholder shall indemnify and hold ECPN and each officer and director thereof (an “ECPN Indemnified Party”) harmless from, against and in respect of any and all loss, liability, expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding brought against ECPN Indemnified Party) or “Damages” (as hereinafter defined) suffered or incurred by any ECPN, Indemnified Party (“ECPN Losses”) by reason of any breach of a representation or warranty by Gold and Minerals and Shareholder contained herein; provided, that Shareholder’s obligations under this Article IX shall be limited to the shares of ECPN common stock held in the Escrow Account as provided in Section 2.9.

9.2 Definition. As used in this Article IX, the term “Damages” means all actual damages suffered or incurred by an ECPN Indemnified Party (as applicable) including, without limitation, all compensatory damages, but excluding any consequential or punitive damages.

9.3 Third Party Claims.

(a) In order for any ECPN Indemnified Party to be entitled to any indemnification provided for under this Article IX in respect of, arising out of or involving a claim made by any person other than an ECPN Indemnified Party, such ECPN Indemnified Party must notify the indemnifying party in writing of the Third Party Claim promptly after receipt by such an ECPN Indemnified Party of written notice of the Third Party Claim; provided, however, that failure of any ECPN Indemnified Party to give notice as provided in this Section 9.3 shall not relieve an indemnifying party of its obligations hereunder except to the extent that the indemnifying party actually has been prejudiced by such failure to give notice. Thereafter the ECPN Indemnified Party shall deliver to the indemnifying party, as promptly as practicable and, in any event, within ten (10) days after such ECPN Indemnified Party’s receipt thereof, copies of all notices and other documents relating to the Third Party Claim.

(b) If a Third Party Claim is made against an ECPN Indemnified Party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses within thirty (30) days after receipt of notice of the Third Party Claim, to assume or cause the assumption of the defense thereof with counsel selected by the ECPN Indemnifying Party (provided such counsel is not reasonably objected to by the indemnified party). Should the indemnifying party elect to assume or cause the assumption of the defense of a Third Party Claim, the indemnifying party will not be liable to the ECPN Indemnified Party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof unless the indemnifying party has agreed in writing to pay such fees and expenses or, in the reasonable judgment of the ECPN Indemnified Party, a conflict of interest between the ECPN Indemnified Party and the indemnifying party exists with respect to such claim. If the indemnifying party elects so to participate in or assume the defense of a Third Party Claim, the ECPN Indemnified Party will fully cooperate with the indemnifying party in connection with such defense.

(c) If the indemnifying party assumes the defense of a Third Party Claim, then, as long as the indemnifying party is reasonably contesting such claim in good faith, the ECPN Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the indemnifying party’s prior written consent, and the ECPN Indemnified Party will agree to any settlement, compromise or discharge of the Third Party Claim the indemnifying party may recommend which releases the ECPN Indemnified Party unconditionally and completely in connection with such Third Party Claim and which does not materially adversely affect the ECPN Indemnified Party. Notwithstanding the foregoing, the ECPN Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefore by the indemnifying party. If the indemnifying party assumes the defense of a Third Party Claim, then the indemnifying party shall not, without the ECPN Indemnified Party’s prior written consent, settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such Third Party Claim.

(d) If the indemnifying party does not assume the defense of any such Third Party Claim, the ECPN Indemnified Party may defend the same in such manner as it may reasonably deem appropriate, including, but not limited to, settling such claim or litigation after giving five (5) business days’ prior written notice to the indemnifying party setting forth the terms and conditions of settlement.

(e) The indemnifying party shall in no case settle or compromise any third Party Claim or consent to the entry of any judgment without the consent of the ECPN Indemnified Party if such settlement, compromise or judgment would adversely affect the rights of the ECPN Indemnified Party in any continuing manner.

(f) The amount that any indemnifying party shall be obligated to reimburse an ECPN Indemnified Party in connection with any Third Party Claim shall be reduced by the amount of the insurance benefits, if any, obtained by the ECPN Indemnified Party (or for its benefit) by reason of the matter giving rise to such claim.

(g) The amount that any indemnifying party shall be obligated to reimburse an ECPN Indemnified Party in connection with any Third Party Claim shall be reduced by an amount equal to any income tax benefits obtained by such party (or for its benefit) as a result of the event giving rise to the indemnifying party’s obligation to make the reimbursement, after taking into account (i) any insurance benefits described in the preceding paragraph and (ii) the income tax treatment of the ECPN’s Indemnified Party’s receipt of such insurance benefits and reimbursement.

9.4 Claims Period. For purposes of this Agreement, a “Claims Period” shall be the period during which a claim for indemnification may be asserted under this Agreement by an ECPN Indemnified Party, which period shall begin at the Effective Time and terminate two years after the Effective Time. Any claims for indemnification pursuant to this Article IX must be made in writing by the ECPN Indemnified Party to the indemnifying party on or prior to the termination of the application Claims Period provided that if the delay in notification adversely effects the indemnifying party then the Losses in connection with such indemnification shall be reduced by any amount equal to the ECPN Indemnified Party’s pro rata contribution to such adverse effect as a result of the delay in notification. All claims for indemnification for which proper notification of the indemnifying party shall have been made by the ECPN Indemnified Party prior to the close of business on the last day of the applicable Claims Period shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

9.5 Payment of Indemnification Claim. With respect to ECPN Losses payable hereunder, the ECPN Indemnified Parties shall assert their right to payment only against the Escrow Account, pursuant to the terms of the Escrow Agreement. In the event the Escrow Account is less than the full amount of the ECPN Losses, or the Escrow Account has been fully released, the ECPN Indemnified Parties shall have no further rights against Shareholder.

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

10.1 Termination. This Agreement may be terminated prior to the Effective Date:

(a) by mutual consent of Gold and Minerals and ECPN, if the boards of directors of each so determines by vote of a majority of the members of its entire board;

(b) by ECPN, if Gold and Minerals shall have breached any of its representations, or failed to perform any of its covenants, in either case as contained in this Agreement, which breach or failure to perform (i) causes the condition set forth in Section 8.2(a) not to be satisfied, and (ii) is incapable of being cured or has not been cured within 20 business days after the giving of written notice of such breach or failure to perform; provided, however, that ECPN may only terminate this Agreement pursuant this Section 10.1(b) if the subject breach or failure to perform would be reasonably likely to have a Material Adverse Effect on ECPN and the Surviving Company taken as a whole;

(c) by Gold and Minerals, if ECPN or MergerCo shall have breached any of their representations, or failed to perform any of their covenants, in either case as contained in this Agreement, which breach or failure to perform (i) causes the condition set forth in Sections 4.2 and 8.3(a) not to be satisfied, and (ii) is incapable of being cured or has not been cured within 20 business days after the giving of written notice of such breach or failure to perform; provided, however, that Gold and Minerals may only terminate this Agreement pursuant this Section 10.1(c) if the subject breach or failure to perform would be reasonably likely to have a Material Adverse Effect on Gold and Minerals; or

(d) by either Gold and Minerals or ECPN, if the Effective Date is not on or before May 1, 2008, or such later date as Gold and Minerals and ECPN may mutually agree (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party’s obligations under this Agreement).

Any party desiring to terminate this Agreement shall give prior written notice of such termination and the reasons therefor to the other parties.

ARTICLE XI
GENERAL PROVISIONS

11.1 Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier, by overnight delivery service for next business day delivery, or by registered or certified mail (return receipt requested), in each case with delivery charges prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to Gold and Minerals:	Gold and Minerals Company, Inc. P.O. Box 5148 Scottsdale, AZ 85261 Facsimile: (480) 860-6308 Attn: Larry Lozensky, President & CEO

With copies to:	Jaburg & Wilk, P.C. 14500 N. Northsight Blvd Suite 116 Scottsdale, AZ 85260 Facsimile: (480) 609-0016 Attn: Arly Richau, Esq.

If to Shareholder:	Larry Lozensky PO Box 5148 Scottsdale, AZ 85261 Telephone: (480) 451-8743 Facsimile: (480) 860-6308

If to ECPN or MergerCo:	El Capitan Precious Metals, Inc. Suite 276 1325 Airmotive Way Reno, NV 89502 Facsimile: (775) 201-0168 Attn: Kenneth P. Pavlich, President and CEO

With copies to:	Maslon Edelman Borman & Brand, LLP 90 South Seventh Street, Suite 3300 Minneapolis, Minnesota 55402 Facsimile: (612) 642-8326 Attn: Martin R. Rosenbaum, Esq.

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered, when received; (i) if delivered by registered or certified mail (return receipt requested), when receipt acknowledged; or (ii) if telecopied, on the day of transmission or, if that day is not a business day, on the next business day; and the next business day delivery after being timely delivered to a recognized overnight delivery service.

11.2 No Survival. The representations and warranties and obligations contained in this Agreement will terminate at the Effective Time or on termination of this Agreement in accordance with Section 10.1, except that the obligations contained in Article II and any other obligation contained in this Agreement requiring performance or compliance after the Effective Time (including without limitation Section 7.3(d)) will survive the Effective Time indefinitely.

11.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

11.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

11.5 Amendment. This Agreement may not be amended or modified except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

11.6 Waiver. At any time prior to the Effective Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall only be effective if made in writing and duly executed by the party giving such extension or waiver.

11.7 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; and (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

11.8 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

11.9 Third Party Beneficiaries. Each party hereto intends that this Agreement, except as expressly provided herein, shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

11.10 Governing Law. This Agreement is governed by the internal laws of the State of Nevada without regard to such State’s principles of conflicts of laws that would defer to the substantive laws of another jurisdiction.

11.11 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must, to the extent such courts will accept such jurisdiction, be brought against any of the parties in the courts of the State of Nevada, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Nevada, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11.1. Nothing in this Section 11.11, however, affects the right of any party to serve legal process in any other manner permitted by law.

Remainder of Page Left Intentionally Blank - Signature Page to Follow

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective officers.

GOLD AND MINERALS COMPANY, INC.

By:
Name: Larry Lozensky Title: President and Chief Executive Officer

EL CAPITAN PRECIOUS METALS, INC.

By:
Name: Kenneth P. Pavlich Title: President and Chief Executive Officer

EL CAPITAN ACQUISITION COMPANY

By:
Name: Kenneth P. Pavlich Title: President and Chief Executive Officer

SHAREHOLDER

Larry Lozensky

Signature Page
Agreement and Plan of Merger

EXHIBIT A

ARTICLES OF MERGER

MERGING

EL CAPITAN ACQUISITION COMPANY, INC.,
A NEVADA CORPORATION

WITH AND INTO

GOLD AND MINERALS COMPANY, INC.,
A NEVADA CORPORATION

Pursuant to Section 92A.200 of the Nevada Revised Statutes

Gold and Minerals Company, Inc., a Nevada corporation (the “Company”), does hereby certify as follows:

FIRST: The Company is a corporation duly organized and existing under the laws of the State of Nevada.

SECOND: An Agreement and Plan of Merger adopted as of February __, 2008 (the “Merger Agreement”), by and among the Company, El Capitan Precious Metals, Inc., a Nevada corporation (“ECPN”), and El Capitan Acquisition Company, Inc., a Nevada corporation (“ECAC”), setting forth the terms and conditions of the merger of ECAC with and into the Company (the “Merger”), has been approved, adopted, certified, executed and acknowledged by the Company’s shareholders in accordance with Section 92A.120 of the Nevada Revised Statutes.

THIRD: The name of the surviving corporation in the Merger (the “Surviving Corporation”) shall be Gold and Minerals Company, Inc.

FOURTH: The articles of incorporation of ECAC, as in effect immediately prior to the effective time of the Merger Agreement, shall continue to be the articles of incorporation of the Surviving Corporation (the “Articles”).

FIFTH:  The Articles shall be amended so that Article 1 is amended and replaced in its entirety with the following:

Article 1
Name

The name of this Company (the “Company”) is: Gold and Minerals Company, Inc.

SIXTH: An executed copy of the Merger Agreement is on file at the principal office of the Surviving Corporation, the address of which is: _______________________.

IN WITNESS WHEREOF, Company has caused these Articles of Merger to be executed in its corporate name as of __________________, 2008.

GOLD AND MINERALS COMPANY, INC., A NEVADA CORPORATION

Kenneth P. Pavlich, Chief Executive Officer

EXHIBIT B

Escrow Agreement